For Immediate Release

Contacts:
Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

KOCH Entertainment Implements DataMirror iCluster™

for Heightened Availability of Critical Data

iCluster Ensures Resiliency of IBM iSeries Systems Supporting Production, Distribution, Inventory and Shipping

MARKHAM, CANADA – (September 15, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, today announced that KOCH Entertainment, the number one independent music distribution company in the United States, has implemented DataMirror iCluster software to protect its IBM iSeries (AS/400) systems from planned and unplanned downtime. With iCluster in place, KOCH Entertainment can ensure the availability of its two iSeries systems, which house mission-critical production, distribution, inventory and shipping data, as well as electronic data interchange and billing applications.

In support of service initiatives and a growing business, KOCH Entertainment is re-engineering its distribution center with a new, more efficient facility to fully automate the movement and processing of orders. DataMirror iCluster plays a pivotal role in ensuring superior system uptime and providing access to shipping and distribution data, giving employees at this new facility the ability to speed accurate order processing.

“We are in a highly competitive market space that demands 24/7 service,” explains Eileen Loh, Network Services Director, KOCH Entertainment. “iCluster will help us meet this high level of service by ensuring the availability of our production server which feeds many critical network applications. Prior to selecting iCluster, we had to force employees off the system for 3 hours each night and 5 hours once a week to run our dedicated backup. With iCluster, we can role swap when necessary to ensure rapid recovery from downtime, and offload our backup servers for more efficient media processing and workload distribution.”

“Business decisions are made based on the availability of information – there is no margin for delays or errors,” says Nigel Stokes, CEO, DataMirror. “KOCH Entertainment can now be confident that their iSeries systems will remain up-and-running 24/7, allowing customer service representatives, distribution and production staff, and employees across all distribution hubs and executive offices to have continuous access to data.”

About DataMirror iCluster

DataMirror iCluster is a single integrated solution for highly available and resilient business operations in clustered iSeries environments. iCluster can detect primary system failure and invoke operational switching for continuous availability and 100% cluster-enabled resiliency. It captures iSeries objects and database transactions from primary systems and mirrors them in real-time to one or more recovery iSeries systems. iCluster supports IBM’s ClusterProven™ standard for application resiliency.

About KOCH Entertainment

KOCH Entertainment is the leading and fastest-growing independent music company in the United States.  KOCH's operations encompass record and video labels including KOCH Vision and KOCH Lorber Films, music publishing, as well as distribution companies in the United States and Canada.  KOCH Entertainment is the market leader among independent labels and distributors in both the United States and Canada and its record labels had the largest number of Billboard charting albums among independents in 2002/2003. For more information, visit www.kochent.com.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

Over 1,700 companies have gone live with DataMirror software including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices worldwide. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, iCluster, LiveBusiness and The experience of now are trademarks or registered trademarks of DataMirror Corporation. ClusterProven is a trademark of IBM Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.